Exhibit 10.1

MANAGEMENT SERVICES AGREEMENT

BETWEEN:

(1) Pareteum Corporation of 1185 Avenue of the Americas, New York, NY 10036 (“Pareteum”);

AND:

(2) Grootzande Management BV of Park Leeuwensteijn 4, 2272 AC Voorburg, The Netherlands, registered KvK 55703755 (“Manager"), represented by its principal, Bart Weijermars (Mr. Weijermars may be indvidually referred to herein as the “Principal”).

Individually referred to as a “Party” or jointly referred to as the "Parties"

WHEREAS:

(A)	Pareteum is a provider of mobile network and communications technology solutions, and is the parent company of Pareteum Europe B.V. (“Pareteum Europe”);

(B)	Pareteum, by and through an to-be-formed acquisition company, is contemplating the acquisition of Artilium plc (“Artilium”). It is contemplated that after the close of the Artilium acquisition, Artilium will become a subsidiary (“Pareteum ARTA”) of Pareteum. Principal currently provides executive services to Artilium through Manager. In connection with the proposed acquisition, Pareteum desires to retain Manager (and its Principal) for the Services contemplated in this Management Services Agreement (“Agreement”).

(C)	The Manager is an experienced cloud and mobile communications consultant and through the engagement contemplated herein, its Principal is willing to initially serve in the role of Chief Executive Officer of Pareteum Europe, as set forth herein;

(D)	The Parties wish to enter into this Agreement, on the terms and conditions contained herein, by which Pareteum engages the Manager to provide those services as more particularly set forth herein.

1. COMMENCEMENT, DURATION AND TERMINATION

1.1 This Agreement is effective on the Successful Close (defined below) of the Artilium acquisition. A “Successful Close” means that Pareteum shall have acquired no less than 90% of the entire issued and outstanding share capital of Artilium.

1.2 This Agreement may be terminated by either party with twelve (12) months’ notice; provided however, in the event of termination (and subject to the immediate termination rights set forth below in Section 1.3), Pareteum may elect (as determined in its sole discretion) to place Manager on “garden leave” for all or part of such notice period and/or make a payment equal to base salary in lieu of all or part of such notice period whereby this Agreement (except for the provisions intended to survive termination or expiration) shall immediate terminate as of the effective date of any such payment.

Pareteum Corporation

1.3 Manager understands, acknowledges and agrees that Pareteum may terminate this Agreement at any time without notice for cause, for any of the following:

(i)	Fraud, embezzlement, or theft by Manager or its Principal;
(ii)	Gross negligence or willful misconduct damaging to Pareteum or its related entities (“Pareteum Entities”), their reputation, products, services, or customers;
(iii)	Violation of any law or regulation;
(iv)	Any unauthorized disclosure of any trade secret or confidential information of the Pareteum Entities;
(v)	Manager and/or Principal’s continued failure to perform duties owed to Pareteum ARTA or Pareteum Europe which failure to perform continues for a period of five (5) days after the date of any such written notice from Pareteum ARTA or Pareteum Europe; and
(vi)	Manager and/or Principal, as the case may be, being charged with a felony or a misdemeanor involving moral turpitude.

1.4 At any time after the first anniversary of this Agreement, the Parties may mutually agree to replace this Agreement with an Employment Agreement.

1.5 Manager and Pareteum understand, acknowledge and agree that the terms and conditions contemplated herein, and this Agreement shall remain entirely subject to the completion and Successful Close by Pareteum of the Artilium acquisition. In the event the Artilium acquisition does not close for any reason (or no reason), and regardless of the cause, this Agreement and all of the obligations contained herein (except those intended to survive termination or expiration) shall be deemed to have terminated and shall be of no further force or effect.

/s/ Bart Weijermars	/s/ Robert H. Turner
Manager/Principal Initials	Pareteum Initials

1.6 Termination by the Manager shall not relieve the Manager of its obligations to conclude any outstanding work which has been agreed will be performed, nor of its obligations in respect of confidential information and intellectual property rights.

2. FCPA & Sanctions

2.1 FCPA: Manager is familiar with and agrees to all terms of the Foreign Corrupt Practices Act (“FCPA”) and applicable US and European sanctions laws and attests that it has no direct or indirect affiliation with government officials in conjunction with the sale of any Pareteum Entities’ services and shall not engage and has not been enticed in any way to engage in any violation of the FCPA or applicable US or European sanctions laws. Manager, in addition to the statements above, by signing this Agreement agrees to abide by all the provisions of the FCPA and applicable US and European sanctions laws regardless of whether they are stated in this paragraph and shall at its sole cost and expense save, defend, indemnify and hold the Pareteum Entities’, their officers and directors, harmless from and against any and all liability arising from a breach of this provision.

Pareteum Corporation

3. SERVICES

3.1 Parties agree that Manager represented by its Principal will serve as the Chief Executive Officer of Pareteum Europe. Principal’s roles and titles may change at the convenience of Pareteum. Initially, as Chief Executive Officer of Pareteum Europe, Principal will perform and render the services, which will include, without limitation: i) driving top line revenue growth of the Pareteum group, including cashflow positive performance at Pareteum ARTA and Pareteum Europe level; ii) developing, maintaining and growing strategic senior relationships with telco stakeholders with the view to executing a partnership, customer or similar form of strategic agreement between Pareteum and those providers; iii) supporting all aspects of deal development initiatives with major telco carriers, prospective enterprise, IoT and other customers, across all European, African, Middle Eastern and other relevant markets; iv) identifying strategic business development, sales, marketing, M&A and market consolidation plans for target markets, including the creation of detailed account plans to track partner progress and achievement to goals; v) closely work with the Pareteum sales team to help manage complex negotiations, and understand the technical/business requirements of the telco providers in assigned region, identifying specific opportunities for partnership with Pareteum; vi) contribute to the broader Pareteum global team with extensive collaboration with SVP/C-Level Connect and other Regional Connect VPs, together with providing any other services the Parties may agree to from time to time (collectively, the “Services”).

3.2 The Manager (including Principal) shall at all times abide by all laws, rules and regulations, including without limitation the FCPA (as defined herein), and applicable US and European sanctions laws, while performing the Services for Pareteum.

3.3 Pareteum engages the Manager to provide the Services on a non-exclusive basis, and Manager agrees to report to the Executive Chairman (Hal Turner) of Pareteum (the “Executive Chairman”) or such other person (or persons as directed by Pareteum from time to time) and to cooperate with such other management as may reasonably be required. Manager and Principal may engage in limited business activities outside this Agreement; provided that any such activities are not competitive with any Pareteum Entities, as determined in Pareteum’s sole discretion, and that such activities do not interfere with Manager and Principal’s ability to perform its duties to the best of its ability as contemplated by this Agreement.

3.4 The Manager represents and warrants that it is adequately trained and qualified and permitted (if necessary) to provide the Services to Pareteum and that it will perform such services with all due care and skill. Failure to comply with this clause represents a material breach of this Agreement.

3.5 The Manager agrees to exercise its responsibilities so as to advance the best interests of Pareteum in good faith at all times.

3.6 In all policies of directors and officers liability insurance, Principal shall be covered as insured party in such a manner as to provide Principal rights and benefits no less beneficial, and subject to the same limitations, as are accorded from time to time to Pareteum’s officer or director most favorably insured by any directors and officers liability insurance policies in force at such time.

Pareteum Corporation

4. METHOD AND LOCATION OF PERFORMING SERVICES; HOLIDAYS

4.1 The Manager may use its initiative as to the manner in which the Services are delivered, provided that in doing so the Manager shall co-operate with Pareteum and comply with all reasonable and lawful instructions of Pareteum. The Manager warrants that the Services will be performed in a professional and workmanlike manner in accordance with accepted industry standards (if any) applicable to the Services. The Manager agrees that it may be required to work outside normal office hours as reasonably requested by Pareteum.

4.2 The Manager will provide the Services from such locations as are appropriate in the Manager’s or Pareteum’s commercially reasonable judgment (which may include Manager’s office, Pareteum’s office and some business-related travel that will be international). Pareteum will provide the Manager with appropriate access to Pareteum’s facilities or equipment as may be necessary for the effective conduct of the Services.

4.3 In addition to customary bank and public holidays in the Netherlands, Manager shall be entitled 20 working days’ paid holiday per annum.

5. EQUIPMENT AND DATA

5.1 The Manager shall use all such necessary software, hardware or other equipment as is reasonable for the satisfactory performance of the Services. The Manager warrants that it shall only use properly licensed software and hardware in performing the Services.

5.2 Pareteum will provide the Manager with such equipment as may reasonably be required by Manager to perform the Services including, for example, a computer, appropriate software and a mobile telephone.

5.3 If the Manager is provided with equipment or data by Pareteum for the purposes of the Services, the Manager shall be responsible for ensuring that it preserves the security and condition of such equipment and data, and Manager agrees to comply with Pareteum’s data protection and information security policies.

6. PAYMENT AND INVOICING

6.1 Manager will be paid (all sums paid in Euro) for the Services as follows:

(a)	Base pay: EUR 240,000 per annum gross;
(b)	Bonus: at the sole discretion of the Executive Chairman, 50% of base pay (EUR 120,000) per annum of which,
(i)	50% (EUR 60,000) is tied to Pareteum’s performance as determined by the Executive Chairman annually and as further set forth in the Term Sheet among the Parties, dated April 23, 2018 (the “Term Sheet”); and
(ii)	50% (EUR 60,000) is tied to performance of Pareteum ARTA as determined by the Executive Chairman annually and as further set forth in the Term Sheet; provided that the ratio of the bonus set forth in this Section 6.1(b) may be changed after an initial 12-24 month post-acquisition period, in the reasonable discretion of the Executive Chairman.

(c)	Stock Option Incentivisation/Share Schemes: An initial stock option equity award will be issued to Manager, where any such equity grant shall be entirely subject to: i) Pareteum shareholder approval of its Long-Term Employee Stock Option Incentive Plan (“ESOP”) from time to time, and ii) Pareteum Board approval; and iii) the general terms and conditions of the ESOP, where the amount of options will be based on total On-Target Earnings (EUR 240,000 + EUR 120,000), converted to USD, and divided by a USD share price value which is 10% higher than the volume weighted average price (VWAP) of the shares of Pareteum for the 30 trading days prior to the closing of the Artilium acquisition.

Pareteum Corporation

•	For example purposes only:

OTE Potential Earnings: EUR 360,000 = $440,000

Share price on joining: $2.50 + 10% = $2.75

Calculation: $440,000/$2.75 = 160,000 stock options

The exercise price of the stock options will be determined in accordance with Fair Market Value (as defined in the ESOP). These stock options will have a 3-year vesting period, with a one year ‘cliff’. Meaning that 25% of the options vest on the 1st anniversary of the date of grant, and then each subsequent month 1/24th of the remaining 75% of the options will vest, subject to the terms and conditions of the Pareteum Group’s Long-Term Equity Incentive Plan 2017 (or any successor plan) pertaining to continued engagement, change of control etc. Future annual equity awards will be based on the performance of the Pareteum Group and are subject to the discretion of the Executive Chairman and the approvals set forth above in Section 6.1(c)(i-ii).

6.2 The fees exclude income or similar taxes, national insurance or similar social security contributions, (if payable) and Manager understands and agrees that it shall be solely responsible for payment of same.

7. HR AND POLICY COMPLIANCE

7.1 To the extent applicable to the Services, the Manager agrees to reasonably comply with Pareteum’s company policies, human resource policies and systems including the Staff Handbook, Insider Trading Policy, Whistleblower Policy and others, any of which may be updated from time to time in Pareteum’s discretion.

8. INDEMNIFICATION

8.1 The Parties indemnify each other against all tax liabilities that arise out of this Agreement such as income taxes and social premiums and national insurance contributions (if any) which may be payable by the Manager or Pareteum, as the case may be.

8.2 Manager shall indemnify, defend and hold harmless, Pareteum and its owners, subsidiaries and other affiliates, and the officers, directors, and employees of each of them, from any damages, loss, injury, death, costs, fees or expenses which arise from, or are alleged to have arisen from any claim, lawsuit or other action by a third party, resulting from violation or breach by Manager of any term of this Agreement or of any statute, law or regulation governing the Services provided by Manager pursuant to this Agreement.

8.3 Indemnification hereunder shall not apply to the extent any liability, damage, loss or expense is attributable to any negligent or wrongful act or omission, or willful malfeasance, by the party claiming indemnification. Under no circumstances will a party be liable for consequential, special or indirect damages of the other party. It shall be a condition precedent to the indemnifying party’s obligations hereunder that (a) the party claiming indemnification immediately notifies the other party of any risk or possible damage once the party claiming indemnification is aware of the same, (b) that the party claiming indemnification permits the indemnifying party to exercise control over the defense thereof, and (c) that the party claiming indemnification cooperates fully in connection with such defense.

Pareteum Corporation

9. EXPENSES

9.1 Manager will be entitled to claim reimbursement for reasonable travel, hotel, entertainment and related expenses properly incurred in performance of its duties in accordance with Pareteum’s corporate expenses policy from time to time; provided supporting receipts are provided. All other documented expenses shall be approved by Pareteum in writing in advance, or Manager understands and agrees that any such expenses shall not be reimbursed.

10. INTELLECTUAL PROPERTY RIGHTS

10.1 The Manager hereby expressly covenants that all intellectual property rights, discoveries, inventions, improvements and developments relating in any way to the business activities of Pareteum (“IPRs”) which may be discovered, invented, improved or developed by the Manager during the term of this Agreement, in the course of providing any Services hereunder, where so ever discovered, invented, improved or developed, will be the exclusive and sole property of Pareteum.

10.2 The Manager must disclose promptly to Pareteum and hereby assigns to Pareteum without further compensation, all IPRs (including but not limited to any existing and future copyrights, trademarks and patents, as well as knowhow and trade secrets contained in or relating software, documentation or other works or materials) whether conceived or developed by it solely or jointly with others and will on the request of Pareteum execute all documents and do all such things as may be requested by Pareteum to confirm or perfect the rights, title and interest in such IPRs, provided that Pareteum will bear the costs and expenses associated therewith.

10.3 The Manager agrees unconditionally to disclose all software and source codes to Pareteum immediately upon request.

11. CONFIDENTIALITY

11.1 The Manager shall not, during the term of this Agreement and for three (3) years after termination (for whatever reason), disclose to any third party or use for his/her own benefit any confidential information of Pareteum or any of its subsidiaries or affiliated companies or its parent companies, shareholders, employees, customers or suppliers which has become known to the Manager during the course of this Agreement. The term "confidential information" includes, without limitation, all business, organizational and technical knowledge, software, source codes, know-how, proprietary or confidential information, non-public IPRs, names or addresses or details of Pareteum’s customers (or the customers of any of its subsidiaries or affiliated or parent companies) and any other information which by its nature ought reasonably to be treated as confidential to Pareteum.

11.2 All written and other records and all tangibles concerning Pareteum or any of its subsidiaries or affiliated or parent companies which are in the possession of the Manager shall be carefully kept and shall be immediately returned to Pareteum upon its request, and in any case upon the termination of this Agreement.

11.3 Manager (and its officers, employees and other agents/representatives if any) agree that its obligations hereunder are necessary and reasonable in order to protect Pareteum’s business, and expressly agree that monetary damages may be inadequate to compensate Pareteum for any breach of the obligations set forth in this clause. Manager acknowledges that any violation or threatened violation of this clause may cause irreparable injury to Pareteum and that, in addition to any other remedies that may be available, in law, in equity or otherwise, Pareteum shall be entitled to obtain injunctive relief against a (threatened) breach of this clause or the continuation of any such breach, without the necessity of proving actual damages.

Pareteum Corporation

11.4 Notwithstanding the foregoing, Manager understands, acknowledges and agrees that Pareteum may make one or more public announcement that it has engaged Manager, as a strategic advisor to Pareteum.

12. PRIVATE GAIN

12.1 The Manager shall not be permitted to accept or negotiate, whether directly or indirectly, for its benefit any commission, advantage or gain, in any form whatsoever, from customers or suppliers of - or other commercial partners dealing with - Pareteum or any of its subsidiaries or affiliated or parent companies. Similarly, the Manager shall not do anything to prejudice or harm the interests or reputation of Pareteum or its affiliated or subsidiary companies, management, employees or shareholder(s).

13. NON-COMPETITION AND NON-SOLICITATION

13.1 The Manager shall further not solicit or endeavor to entice away from Pareteum or any of its subsidiaries or affiliated or parent companies any employee, customer, supplier or commercial partner of Pareteum during, or for a period of twelve months (12) after termination of, this Agreement.

14. RELATIONSHIP BETWEEN PARETEUM AND CONSULTANT

14.1 The relationship between Manager and Pareteum is of two arm’s length commercial parties. No joint venture or partnership is created, or shall be deemed to be created hereby and no relationship of employer and employee is established or should be inferred. In particular, neither party wishes to create or imply any mutuality of obligation between themselves in the performance of Services under the Agreement.

15. FORCE MAJEURE

15.1 The Parties shall not be liable for any breaches of their obligations under this Agreement resulting from Acts of God, war, major fire, major flood, explosion or other similar catastrophe.

16. GENERAL

16.1 Any amendments or additions to this Agreement must be in writing and be signed by the Parties.

16.2 Should any provision of this Manager agreement be or become invalid, the validity of the other provision(s) shall not be affected thereby.

16.3 The Manager shall inform Pareteum immediately of any change of address or of any other change in circumstances which may affect the Services to be provided to Pareteum.

16.4 This Agreement is subject to the laws of England & Wales and the courts in England & Wales shall have exclusive jurisdiction to settle any dispute arising hereunder without regard to any principles of conflicts of laws.

Pareteum Corporation

16.5 This Agreement is in the English language only, which language shall be controlling in all respects. All communications and notices to be made or given pursuant to this Agreement shall be in the English language as commonly used in the United States.

16.6 This Agreement or any successor agreement may be assigned from time to time by Pareteum, Pareteum ARTA and/or Pareteum Europe to such other of the Pareteum Entities in the discretion of the Pareteum, acting reasonably.

This Agreement may be executed by Parties signatures transmitted by facsimile or electronic format (including via PDF), and copies of this Agreement so executed and delivered shall have the same force and effect as originals.

EXECUTED this May 8th, 2018:

Pareteum Corporation		Grootzande Management BV

By:	/s/ Robert H. Turner	By:	/s/ Bart Weijermars

Robert H. Turner		Bart Weijermars/Director
Executive Chairman &
Principal Executive Officer

Pareteum Corporation